EXHIBIT 10.1

AMENDMENT No. 3, dated as of January 28, 2008, to CONSULTING AGREEMENT dated as of January 4, 2007, as amended by Amendment No. 1 dated January 24, 2007 and Amendment No. 2 dated as of April 5, 2007 (collectively referred to as the “Agreement”), by and between Lenox Group Inc., with principal offices at One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344 (“LGI” or the “Company”) and CARL MARKS ADVISORY GROUP LLC, with principal offices at 900 Third Avenue, 33rd Floor, New York, NY 10022 (“CMAG” or “Consultant”).

Whereas, on January 14, 2008, the Company announced that it will explore strategic alternatives to enhance shareholder value; and

Whereas, CMAG will continue to be retained to assist the Company in conducting an orderly and comprehensive review of its strategic, financial and operational alternatives as part of its obligations under the Agreement.

Now, Therefore, LGI and CMAG agree as follows:

1.	Compensation

Section 2(b) of Amendment No. 2 to the Consulting Agreement (captioned “Compensation”) shall be amended as follows:

Success Fee for Sale or Merger of the Company.

(a)   Subject to the terms and conditions of the Agreement and this Amendment, in the event the strategic alternative process announced by the Company on January 14, 2008 results in the sale or merger of the entire Company at such time in Fiscal 2008 that Consultant is actively retained by the Company, Consultant will be eligible for a success fee to the extent there is a pool of funds if the sale price or merger value of the Company exceeds transactional share price levels to be defined at a future date by the Special Committee of the Board of Directors of the Company overseeing the strategic alternative process (the “Special Committee”). For the avoidance of doubt, it is agreed that this fee will not be triggered if there is a sale or merger of a subsidiary, affiliate or division of the Company, except that if the entire Company is sold or merged within twelve (12) months after said subsidiary, affiliate or division is sold or merged, then the sale or merger of said subsidiary, affiliate or division will be deemed to be part of the sale or merger of the entire Company for purposes of determining a success fee hereunder.

(b)   If a success fee becomes payable hereunder, it will be paid in one lump sum in cash or securities (as may be determined by the Special Committee in the event of a sale or merger in which securities are the form of consideration) within 30 days after the occurrence of the event allowing for such fee.

2.	Continued Binding Effect of Agreement

Except as specifically modified in this Amendment No. 3, the Agreement as heretofore amended shall continue in full force and effect and, as modified herein, shall be binding in all respects on the parties hereto.

IN WITNESS WHEREOF the parties have executed and delivered this Amendment No. 3 as of the date first above written.

CARL MARKS ADVISORY GROUP LLC		LENOX GROUP INC.
By:	/s/ Marc L. Pfefferle	By:	/s/ Stewart M. Kasen
	Marc. L. Pfefferle, Partner		Stewart M. Kasen Chairman of the Board